May 4, 2026

Amanda Whalen
Re: Consulting Agreement

Dear Amanda,
This letter agreement (this “Agreement”) sets forth the terms and conditions whereby you agree to provide certain services in the future to Klaviyo, Inc., a Delaware corporation (the “Company”) as an independent contractor. This Agreement will become effective on the date it has been signed by both Parties (the "Effective Date").

1.SERVICES
1.1.Subject to the terms and conditions set forth in this Agreement, the Company hereby engages you, and you hereby accept such engagement, as an independent contractor, to provide advisory and consulting services to the Company during the Term (as defined below) as requested by the Company’s Board of Directors (the “Board”), its Co-Chief Executive Officers, or its then-serving Chief Financial Officer from time to time, including but not limited to meeting with members of Company management or the Board regarding the Company’s business, attending and/or speaking at Company events, and being available to Company management and the Board for questions and advice (collectively, the “Services”).
1.2.You will be an independent contractor during the Term. The Company will not control the manner or means by which you perform the Services. Unless otherwise agreed in writing, you will furnish, at your own expense, the equipment, supplies and other materials used to perform the Services. The Company will provide you with access to its premises and equipment to the extent necessary for the performance of the Services. To the extent you perform any Services on the Company’s premises or using the Company’s equipment, you will comply with all applicable policies of the Company relating to business and office conduct, health and safety and use of the Company’s facilities, supplies, information technology, equipment, networks and other resources. Between the Effective Date and the first day of the Term, you will remain an employee of the Company under the terms and conditions currently in effect with respect to your employment.

2.TERM
2.1.The term of this Agreement will begin on the earlier to occur of (i) the effective date of the termination of your employment with the Company, and (ii) the effective date of the Company’s termination of your employment without Cause or your resignation for Good Reason (each term as defined in the as defined in your employment agreement with the Company dated August 27, 2023 (the “Employment Agreement”)), regardless of whether the Company has appointed a new Chief Financial Officer by such date. The Term will continue until November 16, 2026, unless extended or earlier terminated in accordance with Section 9 (the “Term”).

2.2.Any extension of the Term will be subject to mutual written agreement between the parties. For the avoidance of doubt, (a) the Term will commence concurrently with the effectiveness of your termination as an employee of the Company such that you will continue to be an “Eligible Participant” under the Company’s 2015 Stock Incentive Plan and there will be no break in your “Service” under the Company’s 2023 Stock Option and Incentive Plan; and (b) neither the termination of your employment nor the commencement of the Term will give rise to the payment or provision of any severance benefits.

3.COMPENSATION AND EXPENSES
3.1.As full compensation for the Services and the rights granted to the Company in this Agreement, the Company will provide continued vesting during the Term of all outstanding equity awards you hold as of the date of this Agreement.

3.2.The Company agrees to reimburse you for all reasonable and documented travel and other costs or expenses incurred or paid by you in connection with the performance of the Services in accordance with the general reimbursement policy of the Company then in effect.

3.3.If you are currently enrolled in our group health care coverage programs, your coverage will end on the last day of the month in which your employment ends (the “Coverage End Date”). You will have the right to continue group health care coverage in those programs after the Coverage End Date under the Consolidated Omnibus Budget Reconciliation Act of 1985. Your eligibility to participate in the Company’s other employee benefit plans and programs will cease on or after your employment ends in accordance with the applicable benefit plan or program.

4.RELATIONSHIP OF THE PARTIES
4.1.During the Term, you will be an independent contractor of the Company, and this Agreement will not be construed to create any association, partnership, joint venture, employee or agency relationship between you and the Company for any purpose. Other than as approved by a Co-Chief Executive Officer of the Company, you will have no authority (and will not hold yourself out as having authority) to bind the Company, and you will not make any agreements or representations on the Company’s behalf without the Company’s prior written consent. You understand and acknowledge that the Services you will provide to the Company are unique, special or extraordinary because of your extensive background, experience and connections within the technology industry and as a former executive officer the Company, and that you may not delegate or subcontract the Services to any other person without the Company’s prior written consent.

4.2.You acknowledge and agree that, during the Term, neither you nor anyone acting on your behalf will receive any employee benefits of any kind from the Company. Without limiting this section or Section 4.1, during the Term, you will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits or any other fringe benefits or benefit plans offered by the Company to its active employees.
5.INTELLECTUAL PROPERTY RIGHTS

Ownership of Work Product. The Company is and will be, the sole and exclusive owner of all right, title and interest throughout the world in and to all the results and proceeds of the Services performed under this Agreement. You hereby irrevocably assign, grant and convey to Company all right, title and interest now existing or that may exist in the future in and to any document, development, work product, know-how, design, processes, invention, technique, trade secret, or idea, and all intellectual property rights related thereto, that is created by you, to which you contribute, and in each case, which relate to your Services provided pursuant to this Agreement (the “Work Product”), including all copyrights, trademarks and other intellectual property rights (including but not limited to patent rights) relating thereto. You agree that any and all Work Product will be and remain the property of the Company. You will immediately disclose to the

Company all Work Product. You agree to execute, at the Company’s request and expense, all documents and other instruments reasonably necessary and desirable to confirm such assignment. In the event that you do not, for any reason, execute such documents within a reasonable time of the Company’s request, you hereby irrevocably appoint the Company as your attorney-in-fact for the purpose of executing such documents on your behalf, which appointment is coupled with an interest. You will not attempt to register any works created by you pursuant to this Agreement at the U.S. Copyright Office, the U.S. Patent & Trademark Office, or any foreign copyright, patent, or trademark registry. You retain no rights in the Work Product and agree not to challenge the Company’s ownership of the rights embodied in the Work Product. You further agree to assist the Company in every reasonably necessary way to enforce the Company’s rights relating to the Work Product in any and all countries, including, but not limited to, executing, verifying and delivering such documents and performing such other acts (including appearing as a witness) as the Company may reasonably request for use in obtaining, perfecting, evidencing, sustaining and enforcing the Company’s rights relating to the Work Product.

5.1.You have no right or license to use the Company’s trademarks, service marks, trade names, trade names, logos, symbols or brand names.

6.CONFIDENTIALITY
You agree to hold the Company’s Confidential Information (as defined below) in strict confidence and not to disclose such Confidential Information to any third parties. You also agree not to use any of the Company’s Confidential Information for any purpose other than performance of your services hereunder. “Confidential Information” as used in this Agreement will mean Company data or information obtained by you pursuant to services provided under this Agreement that is not generally known in the Company’s trade or industry and will include, without limitation, (a) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of the Company or its subsidiaries or affiliates; (b) trade secrets, drawings, inventions, know-how, software programs, and software source documents; (c) information regarding plans for research, development, new service offerings or products, marketing and selling, business plans, sales or hiring strategy, candidate information, business or sales forecasts, budgets and unpublished financial statements, licenses and distribution arrangements, prices and costs, suppliers and customers; and (d) any information regarding the skills and compensation of employees, contractors or other agents of the Company or its subsidiaries or affiliates. Confidential Information also includes proprietary or confidential information of any third party who may disclose such information to the Company or you in the course of the Company’s business. Your obligations set forth in this Section will not apply with respect to any portion of the Confidential Information that you can document by competent proof that such portion: (i) is in the public domain through no fault of yours; (ii) has been rightfully independently communicated to you free of any obligation of confidence; or (iii) was developed by you independently of and without reference to any information communicated to you by the Company. In addition, you may disclose the Company’s Confidential Information in response to a valid order by a court or other governmental body, or as otherwise required by law. When possible, prior to making a disclosure in response to a valid order by a court or other governmental body, or as otherwise required by law, you will give the Company advance notice and an opportunity to object or seek a protective order. All Confidential Information furnished to you by the Company is the sole and exclusive property of the Company or its suppliers or customers. Upon request by the Company, you agree to promptly deliver to the Company the original and any copies of such Confidential Information. Your duty of confidentiality under this Agreement does not amend or abrogate in any manner your continuing duties under any prior agreement between you and the Company. Notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between the Company and you, nothing in this Agreement will limit your right to discuss your engagement with the Company or report possible violations of law or regulation with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, or other federal government agency or similar state or local agency or to discuss the terms and conditions of your engagement with others to the extent expressly permitted by applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure. Further, notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), you will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
7.REPRESENTATIONS AND WARRANTIES

7.1.The Company represents and warrants to you that it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder.
7.2.You represent and warrant that there is no other contract or duty on your part that prevents or impedes your performance under this Agreement.

7.3.In addition to all other obligations contained herein, you agree: (a) to proceed with diligence and promptness and hereby warrant that the Services will be performed in accordance with the highest professional standards in the field to the satisfaction of the Company; (b) to comply with the Company’s Code of Conduct and Insider Trading Policy; and (c) to comply with the provisions of all state, local, and federal laws, regulations, ordinances, requirements and codes that are applicable to the performance of the Services hereunder.

8.INDEMNIFICATION
8.1.You will defend, indemnify and hold harmless the Company and its affiliates and their officers, directors, employees, agents, successors and assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind (including reasonable attorneys’ fees) arising out of or resulting from:

8.1.1.bodily injury, death of any person, or damage to real or tangible, personal property resulting from your acts or omissions in connection with the Services; and
8.1.2.your breach of this Agreement, including, without limitation, any representation, warranty or obligation.
8.2.The Company will defend, indemnify and hold harmless you and your heirs, executors and assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind (including reasonable attorneys' fees) arising out of or resulting from the Company’s breach of this Agreement, including, without limitation, any representation, warranty or obligation. For the avoidance of doubt, your Indemnification Agreement with the Company will remain in full force and effect and will cover your performance of the Services during the Term.

9.TERMINATION
9.1.Automatic Termination. This Agreement will automatically terminate upon the conclusion of the Term. In the event of your death or disability, the Company’s obligations under Section 3 and Section 8 shall continue in full force and effect as if the Services were being performed.
9.2.Termination without Cause. You may terminate this Agreement without cause at any time upon 5 days’ prior written notice to the Company.

9.3.Termination for Cause.
9.3.1.You may terminate this Agreement for cause immediately upon written notice to the Company in the event the Company has materially breached the Agreement.

9.3.2.The Company may terminate this Agreement immediately upon written notice to you in the event that any events occur during your employment with the Company or your provisions of Services as a contractor under this Agreement that constitute Cause (as defined in the Employment Agreement).
9.4.Upon termination of this Agreement for any reason, you will promptly and in no event later than thirty (30) days following such termination:
9.4.1.deliver to the Company all hardware, software, tools, equipment or other materials provided for your use by the Company;

9.4.2.deliver to the Company all tangible documents and materials (and any copies) containing, reflecting, incorporating or based on the Confidential Information;

9.4.3.permanently erase all of the Confidential Information from your computer systems; and
9.4.4.certify in writing to the Company that you have complied with the requirements of this Section 9.4.
9.5.The terms and conditions of Sections 4, 5, 6, 7, 9, 10, and 11 will survive the termination of this Agreement.

10.ASSIGNMENT

You will not assign any rights under this Agreement without the Company’s prior written consent. Any assignment in violation of the foregoing will be deemed null and void. The Company may freely assign its rights and obligations under this Agreement at any time. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against, each of the parties hereto and their respective successors and assigns.
11.MISCELLANEOUS
11.1.You will not export, directly or indirectly, any technical data acquired from the Company, or any products utilizing any such data, to any country in violation of any applicable export laws or regulations.

11.2.Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by overnight courier upon written verification of receipt; or (ii) by telecopy, email, or facsimile transmission upon acknowledgment of receipt of electronic transmission. Notice shall be sent to the addresses set forth below or such other address as either party may specify in writing.
11.3.This Agreement, together with any other documents incorporated herein by reference, and related exhibits and schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter; provided that the terms of agreements related to your employment with the Company, including your Confidentiality, Inventions, and Non-Solicitation Agreement, your Indemnification Agreement, and your equity grant agreements, will remain in full force and effect in accordance with their terms.

11.4.This is a Texas contract and shall be construed under and be governed in all respects by the laws of the State of Texas, without giving effect to the conflict of laws principles thereof. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Fifth Circuit.
11.5.The parties hereby consent to the jurisdiction of the state and federal courts of the Commonwealth of Massachusetts. Accordingly, with respect to any such court action, you (a) submit to the exclusive personal jurisdiction of such courts; (b) consent to service of process; and (c) waive any other requirement (whether imposed by statute rule of court, or otherwise) with respect to personal jurisdiction or service of process.
11.6.This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto, and any of the terms thereof may be waived, only by a written document signed by each party to this Agreement or, in the case of waiver, by the party or parties waiving compliance.

11.7.If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.
11.8.This Agreement may be executed in multiple counterparts and by facsimile signature, each of which will be deemed an original and all of which together will constitute one instrument

[Signature page follows]

If this letter accurately sets forth our understanding regarding the terms of your consulting arrangement, kindly execute the enclosed copy of this letter and return it to the undersigned.

Sincerely,

_/s/ Landon Edmond______________________
Landon Edmond
Chief Legal Officer, General Counsel, and Secretary
Klaviyo, Inc.

ACCEPTED AND AGREED:

_/s/ Amanda Whalen______________________
Amanda Whalen
Date: May 4, 2026